Exhibit 21.1

Subsidiaries

Subsidiary	Jurisdiction
A&J Assets LLC	Delaware
Alabama Postal Holdings, LLC	Delaware
Asset 20024, LLC	New York
Illinois Postal Holdings, LLC	Illinois
Iowa Postal Holdings, LLC	Iowa
Harbor Station, LLC	Wisconsin
Hiler Buffalo LLC	Florida
Gary Glen Park Realty, LLC	Indiana
Mass Postal Holdings, LLC	Massachusetts
Michigan Postal Holding LLC	Michigan
Missouri & Minnesota Postal Holdings, LLC	Minnesota
NPM Postal, LLC	New York
Ohio Postal Holdings, LLC	Ohio
Pennsylvania Postal Holdings, LLC	Pennsylvania
Postal Holdings LLC	Delaware
PPP Assets, LLC	Florida
Tennessee Postal Holdings, LLC	Tennessee
Postal Realty LP	Delaware
Postal Realty Management TRS, LLC	Delaware
UPH Merger Sub LLC	Delaware
Wisconsin Postal Holdings, LLC	Wisconsin